Consent of Independent Auditors

The Board of Directors
Cova Financial Services Life Insurance Company

We consent to the use of our reports on the consolidated financial statements of Cova Financial Services Life Insurance Company and subsidiaries (the Company) dated March 5, 1998 and on the financial statements of the subaccounts of Cova Variable Annuity Account One dated February 20, 1998 and to the reference to our firm under the heading "Experts" in the Statement of Additional Information, in the Post-Effective Amendment No. 2 to the Registration Statement (Form N-4, No. 333-34741) of Cova Variable Annuity Account One. Our report on the Company's financial statements dated March 5, 1998, contains an explanatory paragraph stating that as a result of its 1995 acquisition, the consolidated financial information for the periods subsequent to the acquisition is presented on a different cost basis than for the period prior to the acquisition and, therefore, is not comparable.

                                                   /s/KPMG Peat Marwick LLP

Chicago, Illinois
April 27, 1998